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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
                           THE SECURITIES ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 30, 1999



                            FOURTH SHIFT CORPORATION
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Minnesota                     (0-21992)                41-1437794
---------------------------------   ------------------      -------------------
(State or other jurisdiction of    COMMISSION FILE NO.       (I.R.S. Employer
incorporation or organization)                              Identification No.)


               SUITE 800
        TWO MERIDIAN CROSSINGS
        MINNEAPOLIS, MINNESOTA                                 55423
----------------------------------------                     ----------
(Address of principal executive offices)                     (Zip Code)


                                 (612) 851-1500
               ---------------------------------------------------
              (Registrant's telephone number, including area code)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

          On June 30, 1999, Fourth Shift Corporation (the "Company") completed the acquisition of all of the outstanding common stock of Computer Aided Business Solutions, Inc. ("CABS"), a Colorado corporation. Pursuant to the Stock Purchase Agreement (the "Agreement") between the Company and Keith Vincent, the sole shareholder of CABS (the "Shareholder"), the Company paid the Shareholder $1,200,000 of cash and issued to the shareholder 130,000 shares of the Company's common stock at closing, and agreed to pay the shareholder an additional $1 million over a period of four years. The Company also agreed to pay the shareholder up to $1.5 million of additional consideration based on revenue and operating profit during 1999. The amount of cash paid at closing was financed by the Company's line of credit.

         CABS was founded in 1986 as a developer of software solutions for manufacturing companies. CABS has developed and currently markets the VisiBar and VisiWatch product lines. Many Fourth Shift customers use VisiBar for data collection. VisiBar works with virtually any data source and a wide range of data collection hardware, including barcode guns and serial devices such as digital scales, relays and vertical carousels. VisiWatch allows Fourth Shift customers to automate routine tasks. When specified transactions occur, VisiWatch takes predetermined actions such as sending an email message, synchronizing multiple databases, or triggering a report.

         As part of the transaction, CABS entered into a four year employment agreement with the Shareholder. The Company intends that CABS will continue to operate in Golden, Colorado and that the Shareholder will continue as CABS' chief executive officer.

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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

          c)      Exhibits

          EXHIBIT NUMBER                                        DESCRIPTION
          --------------                                        -----------
              2.1                                     Stock Purchase Agreement




                                   SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            FOURTH SHIFT CORPORATION


                                            By   /s/ JIMMIE H. CALDWELL
                                                ------------------------------
                                                 Jimmie H. Caldwell, President

Dated: July 8, 1999